Exhibit 99.1

Goldman Sachs to Acquire GreenSky

Accelerates Strategy to Drive Higher, More Durable Returns

Offers Simple and Transparent Lending Solutions That Meet Customers Where They Transact
and Help Merchants Drive Growth

NEW YORK and ATLANTA, September 15, 2021 – The Goldman Sachs Group, Inc. (“Goldman Sachs”) and GreenSky, Inc. (“GreenSky”; NASDAQ: GSKY) today announced that they have entered into a definitive agreement pursuant to which Goldman Sachs will acquire GreenSky, the largest fintech platform for home improvement consumer loan originations, in an all-stock transaction valued at approximately $2.24 billion. GreenSky’s differentiated lending capabilities and market-leading merchant and consumer ecosystem will help accelerate the efforts of Goldman Sachs to create the consumer banking platform of the future, help tens of millions of customers take control of their financial lives and drive higher, more durable returns.

The acquisition will enhance Goldman Sachs’ ability to provide consumers with the opportunity to save, spend, borrow and invest, and meet customers where they transact. Since its founding, GreenSky has provided simple and transparent home improvement financing solutions for approximately four million customers. GreenSky has a growing network of over 10,000 merchants and helps them accelerate their business by incorporating a seamless financing experience into their commerce flow. Aligning GreenSky’s unique capabilities and growing user base with the expanding products of Marcus by Goldman Sachs creates a compelling banking platform positioned for significant growth.

“We have been clear in our aspiration for Marcus to become the consumer banking platform of the future, and the acquisition of GreenSky advances this goal,” said David M. Solomon, Chairman and CEO of Goldman Sachs. “GreenSky and its talented team have built an impressive, cloud-native platform that will allow Marcus to reach a new and active set of merchants and customers and provide them with an expanding set of solutions. We welcome the GreenSky team to the Goldman Sachs family.”

“The GreenSky team and I are thrilled to be joining Goldman Sachs”, said David Zalik, Chief Executive Officer of GreenSky.  “From GreenSky’s inception, our mission has been to deliver exceptional value helping businesses grow and delight their customers. In combination with Goldman Sachs, we’re excited to continue delivering innovative point-of-sale payment solutions for our merchant partners and their customers on an accelerated basis.”

In just five years, the consumer business of Goldman Sachs has made significant progress toward its goal to provide an integrated and customer-centric digital offering that enables customers to take control of their financial lives. This transaction is consistent with that vision and Goldman Sachs’ strategy to meet consumers through proprietary channels and through the ecosystems of leading companies with embedded technology.

Transaction Details

As part of the agreement, GreenSky stockholders will receive 0.03 shares of common stock of Goldman Sachs for each share of GreenSky Class A common stock. Based on the closing share price of Goldman Sachs common stock as of September 14, 2021, this represents a per share price for GreenSky Class A common stock of $12.11 and an implied transaction value of approximately $2.24 billion. In connection with the transaction, GreenSky’s tax receivable agreement was amended to provide that no payments will be made in respect of or following the transaction; these payments would have had an approximate value of $446 million or $2.41 per share.

The Boards of Directors of Goldman Sachs and GreenSky have approved the transaction. The Board of Directors of GreenSky, acting upon the unanimous recommendation of a special committee composed of independent directors of the Board, recommends that GreenSky stockholders approve the transaction and adopt the merger agreement. The transaction, which is anticipated to close in the fourth quarter of 2021 or first quarter of 2022, is subject to approval by GreenSky stockholders, the receipt of required regulatory approvals, and satisfaction of other customary closing conditions.

Goldman Sachs & Co. LLC is serving as financial advisor and Sullivan & Cromwell LLP is serving as legal counsel to Goldman Sachs.

J.P. Morgan Securities LLC and Financial Technology Partners LP are serving as financial advisors and Cravath, Swaine & Moore LLP and Troutman Pepper Hamilton Sanders LLP are serving as legal counsel to GreenSky.

Piper Sandler & Co. is serving as financial advisor and Wilson Sonsini Goodrich & Rosati P.C. is serving as legal counsel to the special committee of the Board of Directors of GreenSky.

About Goldman Sachs

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

About GreenSky

GreenSky, Inc. (NASDAQ: GSKY), headquartered in Atlanta, is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. GreenSky’s highly scalable, proprietary and patented technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. We currently service a $9 billion loan portfolio, and since GreenSky’s inception, approximately 4 million consumers have financed more than $30 billion of commerce using GreenSky’s paperless, real time “apply and buy” technology. For more information, visit https://www.greensky.com.

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For Goldman Sachs

Media Relations
Andrea Williams | Tel: +1 212 902 5400
Patrick Scanlan

Investor Relations
Carey Halio | Tel: +1 212 902 0300

For GreenSky

Brinker Dailey
Tel: +1 470 284 7017

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Goldman Sachs and GreenSky including, but not limited to, statements related to the proposed acquisition of GreenSky and the anticipated timing, results and benefits thereof, statements regarding the expectations and beliefs of Goldman Sachs management or GreenSky management, and other statements that are not historical facts.  Readers can generally identify forward-looking statements by the use of forward-looking terminology such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “poised,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could”.  These forward-looking statements are based on Goldman Sachs’ and GreenSky’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond Goldman Sachs’ or GreenSky’s control.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with Goldman Sachs’ and GreenSky’s ability to complete the proposed acquisition on the proposed terms or on the anticipated timeline, or at all, including: risks and uncertainties related to securing the necessary regulatory and shareholder approvals and satisfaction of other closing conditions to consummate the proposed acquisition; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the proposed acquisition; risks related to diverting the attention of Goldman Sachs and/or GreenSky management from ongoing business operations; failure to realize the expected benefits of the proposed acquisition; significant transaction costs and/or unknown or inestimable liabilities; the risk of litigation in connection with the proposed acquisition, including resulting expense or delay; the risk that GreenSky’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; risks related to future opportunities and plans for the GreenSky business, including the uncertainty of financial performance and results of Goldman Sachs following completion of the proposed acquisition; disruption from the proposed acquisition, making it more difficult to conduct business as usual or for GreenSky to maintain relationships with bank partners, other funding sources or purchasers of receivables related to, or economic participations in, loans originated by GreenSky’s bank partners, merchants, sponsors of merchants, consumers, suppliers, distributors, partners, employees, regulators or other third parties; effects relating to the announcement of the proposed acquisition or any further announcements or the consummation of the proposed acquisition on the market price of Goldman Sachs common stock or GreenSky common stock; the possibility that, if Goldman Sachs does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors or at all, the market price of Goldman Sachs common stock could decline; the definitive documentation in respect of the backstop participation purchase facility is subject to negotiation between the parties; regulatory initiatives and changes in tax laws; market volatility and changes in economic conditions; and other risks and uncertainties affecting Goldman Sachs and GreenSky, including those described from time to time under the caption “Risk Factors” and elsewhere in Goldman Sachs’ and GreenSky’s SEC filings and reports, including Goldman Sachs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, GreenSky’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, and future filings and reports by either company.  In addition, the trajectory and future impact of the COVID-19 pandemic remains highly uncertain and can change rapidly, and the extent of the pandemic’s continuing and ultimate impact on Goldman Sachs, GreenSky, GreenSky’s bank partners and merchants, borrowers under the GreenSky® consumer financing program, loan demand (in particular, for elective healthcare procedures), legal and regulatory matters, consumers’ ability or willingness to pay, information security and consumer privacy, the capital markets, the economy in general and changes in the U.S. economy that could materially impact consumer spending behavior, unemployment and demand for products of Goldman Sachs and GreenSky are highly uncertain and cannot be predicted with confidence at this time.  Moreover, other risks and uncertainties of which Goldman Sachs or GreenSky are not currently aware may also affect each company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.  Readers of this communication are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by Goldman Sachs or GreenSky on their respective websites or otherwise. Except as otherwise required by law, neither Goldman Sachs nor GreenSky undertakes any obligation, and each expressly disclaims any obligation, to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Participants in the Solicitation

Goldman Sachs, GreenSky and their respective directors and certain of their executive officers and other employees may be deemed to be participants in the solicitation of proxies from GreenSky’s stockholders in connection with the proposed acquisition.  Information about Goldman Sachs’ directors and executive officers is set forth in Goldman Sachs’ Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 22, 2021, and in its proxy statement on Schedule 14A for the 2021 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2021 and subsequent statements of beneficial ownership on file with the SEC. Information about GreenSky’s directors and executive officers is set forth in GreenSky’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 10, 2021, and in its proxy statement on Schedule 14A for the 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2021 and subsequent statements of beneficial ownership on file with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of GreenSky’s stockholders in connection with the proposed acquisition, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the registration statement on Form S-4 and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Additional Information and Where to Find It

In connection with the proposed acquisition, Goldman Sachs intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement for a special meeting of GreenSky’s stockholders to approve the proposed acquisition and that will also constitute a prospectus for the Goldman Sachs common stock that will be issued in the proposed acquisition. Each of Goldman Sachs and GreenSky may also file other relevant documents with the SEC regarding the proposed acquisition.  This communication is not a substitute for the registration statement, the proxy statement/prospectus (if and when available) or any other document that Goldman Sachs or GreenSky may file with the SEC with respect to the proposed acquisition. The definitive proxy statement/prospectus will be mailed to GreenSky’s stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS, ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT GOLDMAN SACHS, GREENSKY AND THE PROPOSED ACQUISITION.

Investors and security holders will be able to obtain copies of these materials (if and when they are available) and other documents containing important information about Goldman Sachs, GreenSky and the proposed acquisition, once such documents are filed with the SEC free of charge through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Goldman Sachs will be made available free of charge on Goldman Sachs’ investor relations website at goldmansachs.com/investor-relations/. Copies of documents filed with the SEC by GreenSky will be made available free of charge on GreenSky’s investor relations website at investors.greensky.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.